UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2004

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 22, 2004, Pope & Talbot Ltd., a subsidiary of Pope & Talbot, Inc., entered into a definitive agreement to acquire the Fort St. James sawmill, including timber tenures with 640,000 cubic meters of annual allowable cut, from Canadian Forest Products Ltd., a subsidiary of Canfor Corporation, for approximately Canadian $39 million or approximately US $32 million, plus the value of certain inventory and less the amount of certain liabilities, all of which will be determined at closing. The transaction is expected to close on March 1, 2005 and is subject to normal course regulatory filings and other customary conditions.

The Fort St. James sawmill, located in the Northern Interior of British Columbia, has an annual capacity of 250 million board feet of spruce, pine, fir (“SPF”) lumber production. The Fort St. James sawmill was constructed in 1969 with its last major rebuild in 1999.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

2.1	Asset Purchase Agreement dated December 22, 2004 between Canadian Forest Products Ltd. and Pope & Talbot Ltd.

The following schedules to the Asset Purchase Agreement have been omitted and will be provided to the Securities and Exchange Commission upon request:

Schedule	Subject
A.	Acquired Tenure
B.	Agreements
C.	Collective Agreements
D.	Confidentiality Agreement
E.	Excluded Assets
F.	Lands
G.	Licenses and Permits
H.	Personal Property
I.	Real Property Leases
J.	Allocation of Purchase Price
K.	Forestry Assets
L.	Compliance with Laws
M.	Capital Expenditures
N.	Litigation
O.	Employees
P.	Pension and Benefit Plans
Q.	Insurance Coverage
R.	Consents
S.	Environmental Matters
T.	Conduct of Business
U.	Survey Plan
V.	Assumption Agreement Indemnity Formula
W.	Purchaser Employee Plan and Benefit Coverage
X.	Form of Opinion of Vendor’s Counsel
Y.	Form of Opinion of Purchaser’s Counsel

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on December 28, 2004.

POPE & TALBOT, INC.
Registrant

By	/S/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President and Chief Financial Officer